Exhibit 21

Subsidiaries of the Company

Subsidiaries	Jurisdiction of Incorporation	Percentage Owned By Registrant
DCA of Adel, LLC	Georgia	100%
DCA of Calhoun, LLC	Georgia	100%
DCA of Central Valdosta, LLC	Georgia	100%
DCA of Fitzgerald, LLC	Georgia	100%
DCA of Hawkinsville, LLC(1)	Georgia	100%
DCA of Royston, LLC	Georgia	100%
DCA of So. Ga., LLC	Georgia	100%
DCA of Chesapeake, LLC	Maryland	80%
DCA of Chevy Chase, LLC	Maryland	80%
DCA of North Baltimore, LLC	Maryland	80%
DCA of West Baltimore, LLC	Maryland	60%
DCA of Rockville, LLC	Maryland	100%
DCA of Manahawkin, Inc.	New Jersey	80%
DCA of Vineland, LLC	New Jersey	51%
DCA of Cincinnati, LLC	Ohio	60%
DCA of Columbus, LLC	Ohio	100%
DCA of Delaware County, LLC(2)	Ohio	60%
DCA of Norwood, LLC	Ohio	100%
DCA of Toledo, LLC	Ohio	100%
DCA of Carlisle, Inc.	Pennsylvania	80%
DCA of Chambersburg, Inc.	Pennsylvania	80%
DCA of Lemoyne, Inc.	Pennsylvania	100%
DCA of Mechanicsburg, LLC	Pennsylvania	100%
DCA of Pottstown, LLC	Pennsylvania	80%
DCA of Selinsgrove, LLC	Pennsylvania	100%
DCA of Wellsboro, Inc.	Pennsylvania	100%
DCA of York, LLC	Pennsylvania	60%
Keystone Kidney Care, Inc.(3)	Pennsylvania	100%
York Realty Holdings, LP(4)	Pennsylvania	60%
York Realty Managers, LLC(5)	Pennsylvania	100%
DCA of Aiken, LLC	South Carolina	100%
DCA of South Aiken, LLC	South Carolina	100%
DCA of Barnwell, LLC(2)	South Carolina	100%
DCA of Edgefield, LLC	South Carolina	100%
DCA of Ashland, LLC	Virginia	80%
DCA of Kilmarnock, LLC	Virginia	80%
DCA of Warsaw, LLC	Virginia	100%

(1)	Will be 80% owned upon completion of acquisition of assets of managed Georgia dialysis center pursuant to January 2007 call option exercise.

(2)	Under development

(3)	Operates two facilities d/b/a DCA of Huntingdon and DCA of Bedford

(4)	Ownership of York, PA property

(5)	Management of York, PA property